Exhibit 5.1

December 10, 2018

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Corporate Secretary of Union Bankshares Corporation, a Virginia corporation (the “Company”), and have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-4 (File No. 333-228455) (as amended to the date hereof, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 16,380,622 shares of the Company’s common stock, par value $1.33 per share (the “Shares”), to be issued in connection with the proposed merger of Access National Corporation, a Virginia corporation (“Access”), with and into the Company, pursuant to the Agreement and Plan of Reorganization, dated as of October 4, 2018 (as amended from time to time, the “Agreement”), by and between the Company and Access.

I have reviewed the Agreement, the Registration Statement (including the joint proxy statement/prospectus comprising a part thereof), the Articles of Incorporation of the Company, the Bylaws of the Company, the resolutions of the Board of Directors of the Company with respect to the transactions contemplated by the Agreement, the Registration Statement and the offering and sale of the Shares, each as amended as of the date hereof, and such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of such documents submitted to me conform to the originals. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be appropriate for purposes of this opinion.

I have assumed that, prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act, (b) to the extent required under the laws of Virginia, the shareholders of each of Access and the Company will have approved the Agreement, including the transactions contemplated by the Agreement, and (c) the transactions contemplated by the Agreement will have been consummated in accordance with the Agreement.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Virginia. I do not express any opinion herein on any laws other than the laws of the Commonwealth of Virginia, applicable provisions of the Virginia Stock Corporation Act and the federal laws of the United States of America.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

My opinion is as of the date hereof and I have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention and I disavow any undertaking to advise you of any changes in law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the joint proxy statement/prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Rachael R. Lape
Rachael R. Lape
Senior Vice President,
General Counsel and Corporate Secretary